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                                                                   EXHIBIT 10.34



                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement") is made as of May 2001, by and between StarTek, Inc., a Delaware corporation (the "Company"), and William
E. Meade ("Executive").

         Executive and the Company desire to enter into this Agreement in order to document certain agreements regarding their employment relationship.

         For good and valuable consideration, it is agreed as follows:

         1. Employment Term. Subject to the terms and conditions set forth herein, the Company shall employ Executive as President and Chief Executive Officer, and Executive shall serve in such capacities as may be determined by the Board of Directors (the "Board") and acceptable to Executive, through May, 2006, unless otherwise extended by mutual agreement or unless the employment of Executive is terminated at an earlier date in accordance with the terms hereof.

         2. Duties. Executive shall perform all duties as may be reasonably assigned to him from time to time by the Board, and, specifically, Executive shall be responsible for and in charge of the day-to-day operations of the Company. During the Term, Executive shall not, directly or indirectly, organize, engage in, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of any competitor of the Company.

         3. Compensation, Options and Benefits. Company shall pay Executive an annual base cash salary of $400,000 ("Base Compensation"), payable in installments at the regular payroll periods of the Company. Such salary may be increased as determined by the Compensation Committee of the Board and will increase $20,000 every other year beginning on the second anniversary of this Agreement. Executive shall be awarded qualified options to purchase 200,000 shares at a strike price equal to market price upon inception of employment. Options will have terms as provided by the StarTek, Inc. Stock Option Plan dated February 13, 1997, and as amended from time to time by the Board. Executive shall have the opportunity to receive an additional 200,000 options in accordance with a performance-based option plan if approved by the Board. Additionally, Executive shall be entitled to the benefits listed in Exhibit A (attached hereto and incorporated specifically herein by reference). The Company shall also reimburse Executive for reasonable and necessary expenses incurred in the performance of his duties and for which Executive provides such documentation as required by the Company's policies.

         4. Termination. This Agreement and Executive's employment with the Company may be terminated by the Company or Executive at any time for any reason upon 90 days' prior written notice to the other party, except in the event of death of Executive in which case the Agreement will terminate as of the date of death. Upon termination of Executive's employment other than for cause or death, Executive shall be entitled to payment of the Base Compensation for one (1) year from date of termination.



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For purposes of this Agreement, "cause" means (i) abandonment of the job or unexcused failure to report for work for 48 hours without proper notification, other than any such failure resulting from Executive's death or Disability; (ii) the conviction of Executive by a court of competent jurisdiction of a felony or the theft or embezzlement of Company assets; (iii) Executive's intoxication while on duty resulting from use of illegal drugs, alcohol or other controlled substances; or (iv) any breach by Executive of his obligations under Paragraph 2 of this Agreement stating that during the Term, Executive shall not, directly or indirectly, organize, engage in, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of any competitor of the Company.

         5. Confidential Information. Except in the ordinary course of business, Executive will not disclose any confidential or proprietary information of the Company (defined herein below collectively as "Confidential Information") to any person not employed by the Company, including information received in confidence from the Company or others, either before, during or after his employment by the Company. Executive acknowledges that such Confidential Information will include matters conceived or developed by him, as well as matters learned by him from other employees of the Company. Any Confidential Information that Executive shall prepare, use or come into contact with shall be and remain the Company's sole property and, except in the ordinary course of business, shall not be removed from the Company's premises without the prior written consent of the Chairman of the Board, and shall be returned upon termination of employment. Executive will not, except as the Company may otherwise consent or direct in writing, sell, use, lecture upon or publish any Confidential Information or proprietary information of the Company or authorize anyone else to do those things at any time either during or subsequent to the employment of Executive hereunder. The obligations of Executive set forth in this Section 5 shall survive the termination of his employment. For purposes of this Agreement, the term "Confidential Information" means information (i) disclosed to or known by Executive as a consequence of his employment hereunder; (ii) not publicly disclosed by the Company; and (iii) which relates to the business ("Business") of the Company. By way of illustration, but not limitation, and assuming that the following examples meet the requirements of clauses (i), (ii), and (iii) of the preceding sentence, Confidential Information includes any and all proprietary information, trade secrets, techniques, new product ideas, marketing plans, strategies, forecasts, financial and cost information, customer lists, prospective customer lists, concepts, know-how, improvements, proposals, and inventions. In the event of any breach of the foregoing restrictions, Executive acknowledges that the harm to the Company cannot be reasonably or adequately compensated in damages in any action at law. Accordingly, Executive agrees that, upon any violation of the terms of this Section 5, the Company shall be entitled to preliminary and permanent injunctive relief in addition to any other remedy that may be available thereto at law or in equity.

         6. Non-Competition. Executive acknowledges that (i) Executive is one of the limited number of persons who, as an executive of the Company, has comprehensive knowledge of the business of the Company; (ii) the Business is conducted globally; (iii) his work for the Company will have given him, and his work for the Company will continue to give him, access to Confidential Information; and (iv) the agreements and covenants contained in this Section 6


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are essential to protect the Business and goodwill of the Company. Accordingly,
Executive covenants and agrees as follows:

                  (a) For the period commencing on the date employment of Executive is terminated hereunder and ending one (1) year thereafter (the "Restricted Period"), Executive shall not, directly or indirectly, (i) engage in the Business or any material aspect of the Business for the Executive's own account or (whether as an employee, agent, contractor or otherwise) for the account of any person or entity (other than the Company); (ii) enter the employ of any person or entity (other than the Company) for which any aspect of the Business is responsible for any material portion of its revenues; or (iii) become a partner, member, shareholder, officer, director, manager, or employee of any person or entity (other than the Company) for which any aspect of the Business is responsible for any material portion of its revenues, other than holding publicly traded securities that represent less than 5% of the outstanding securities of such person or entity.

                  (b) For the period commencing on the date employment of the Executive is terminated hereunder and ending three (3) years hence, the Executive shall not, directly or indirectly, hire or solicit any employee of the Company or encourage any employee to leave such employment for any business whether or not a competitor of the Company or solicit or attempt to solicit any business (which is related to any material aspect of the Business) to be conducted anywhere (or help any other person or entity solicit or accept any such business) from any person or entity who, during the twenty-four months preceding the date of termination or expiration of Executive's employment, is a customer or supplier of the Company or who during the Restricted Period becomes, and actually is known by Executive to be, a customer or supplier of the Company.

                   (c) If a court of competent jurisdiction determines that the terms of this Section 6 are partially or wholly inoperative, unenforceable or invalid in a particular case because of their time or geographic scope or for any other reason, the parties agree that such court shall have the power to limit such time or geographic scope or otherwise to recast the terms of this
Section 6 in such case so as to permit its enforcement to the greatest extent permitted by applicable law. In the event of a breach or anticipatory breach of this Section 6, Executive agrees that the remedies at law may be inadequate and that the Company shall be entitled to preliminary and permanent injunctive relief in addition to any other remedy that may be available thereto at law or in equity. The obligations of Executive set forth in this Section 6 shall survive the termination of his employment hereunder.

                  (d) The enforceability by the Company of the obligations of Executive under this Section 6 are conditioned upon payment by the Company of Executive's Base Compensation pursuant to the terms and conditions of Section 4 herein.

         7. General Provisions. The failure by either party hereto to insist upon strict compliance with any of the terms or conditions hereof shall not be deemed a waiver of such term or condition, nor shall any waiver of such term or condition at any one or more times be deemed a waiver of such term or condition. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns. Executive shall not have the right to assign this Agreement or to delegate any of his duties hereunder. This Agreement constitutes the full and




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complete understanding and agreement of the parties with respect to the matters set forth herein and supersedes all prior understandings and agreements between such parties. This Agreement may be modified or amended only by an agreement in writing signed by the party against whom enforcement may be sought. If for any reason whatsoever any one or more of the provisions of this Agreement is determined by a court of competent jurisdiction to be inoperative, unenforceable or invalid in a particular case, such determination shall not render such provision invalid in any other case or render any of the other provisions of this Agreement inoperative, unenforceable or invalid. The exercise, validity, construction, operation and effect of the terms and provisions of this Agreement shall be determined in accordance with the law of the State of Colorado as in effect for contracts made and to be performed in such state.

         8. Tax Withholding. The Company shall have the right to deduct or withhold from the compensation due to Executive hereunder any and all sums required for federal income and Social Security taxes and all state or local taxes now applicable or that may be enacted or become applicable in the future.

         9. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be sent by registered or certified mail, postage prepaid, or by generally recognized prepaid overnight air courier service, addressed as follows:

         If to the Company:

         StarTek, Inc.
         100 Garfield Street
         Denver, CO  80206
         Attention: A. Emmet Stephenson, Jr.

         If to the Executive:

         William E. Meade
         100 Garfield Street
         Denver, CO  80206

         The designation of the persons to be so notified and the address of such persons for the purposes of such notice may be changed from time to time by a notice delivered in the manner contemplated by this Section 9.



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         In witness whereof, this Agreement has been executed by the parties hereto as of the date first written above.

                             STARTEK, INC.

                             By:       /s/ A. Emmet Stephenson, Jr.
                                       -----------------------------------
                                       A. Emmet Stephenson, Jr.
                                       Chairman of the Board

                              EXECUTIVE
                              /s/ William E. Meade
                             ---------------------------------------------
                              William E. Meade



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                                    EXHIBIT A

                                    BENEFITS

Vacation:                  20 days per year

Holidays:                  10 days per year (9 National holidays plus one)

Sick days:                 6 days per year with rollover

Health Insurance:          Standard family plan for employees with reimbursement
                           of additional cost of insurance to 100% of cost.

Disability Insurance:      $240,000 per year

Life Insurance:            Equal to 1 year's Base Compensation, and Executive
                           shall have the sole right to name beneficiaries.

Relocation
    Assistance:            Professional assistance with any cost paid by StarTek
                           100% reimbursement of expenses or StarTek performs transactions to avoid taxable income to Bill.